SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 18, 2000

CATERPILLAR INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-768
(Commission File Number)

37-0602744
(IRS Employer I.D. No.)

100 NE Adams Street, Peoria, Illinois
(Address of principal executive offices)

61629
(Zip Code)

Registrant's telephone number, including area code:  (309) 675-1000

Item 5.  Other Events.

April 18, 2000

CATERPILLAR SALES, REVENUES AND PROFIT INCREASE IN
FIRST-QUARTER 2000; OUTLOOK REMAINS LARGELY UNCHANGED
-----------------------------------------------------

     PEORIA, Ill. -- Caterpillar Inc. (NYSE: CAT) today reported first-quarter sales and revenues of $4.92 billion, $52 million higher than first-quarter 1999. The increase was primarily due to higher physical volume. Financial Products revenues increased $25 million from first-quarter 1999.

     Profit of $258 million or 73 cents per share was $53 million higher than first-quarter 1999. The increase was due primarily to improved manufacturing efficiencies, slightly lower selling, general and administrative (SG&A) costs and the higher physical volume.

     "Customer demand for Cat products and services in the first quarter was in line with our expectations, and our product, market and geographic diversification aided our results," said Caterpillar Chairman and CEO Glen Barton. "Our solid first-quarter financial performance puts us in position to achieve our full-year 2000 outlook, which remains largely unchanged."

     "We're focused on cost management, accelerating the financial benefits from our acquisitions, reaching new breakthroughs in product quality and becoming even more responsive. All of these help customers obtain even greater value from Cat products and services and drive increased shareholder value," Barton said.


                              HIGHLIGHTS
                              ----------

FIRST-QUARTER 2000 COMPARED WITH FIRST-QUARTER 1999
---------------------------------------------------

* Sales and revenues of $4.92 billion were $52 million higher.
  Revenues from Financial Products increased 9 percent.

* Sales inside the United States were 52 percent of worldwide sales compared with 57 percent a year ago.

* Five-fold increase in Engine segment operating profit.

* Profit of $258 million was $53 million above first-quarter 1999.

* Profit per share of 73 cents was up 28 percent.

* 5.34 million shares were repurchased during the quarter under the program announced in October 1998 to reduce the number of shares outstanding to 320 million over a three to five year period. On March 31, 2000, there were 348.6 million shares outstanding.


OUTLOOK
-------

     We expect full-year 2000 sales and revenues to be slightly higher than 1999 and profit to increase moderately. (Complete outlook begins on page 7.)

                         DETAILED ANALYSIS
                         -----------------

FIRST-QUARTER 2000 COMPARED WITH FIRST-QUARTER 1999
---------------------------------------------------

     Sales and revenues for the first-quarter 2000 were $4.92 billion, 1 percent higher than first-quarter 1999. A 2 percent increase in physical sales volume and a 9 percent increase in Financial Products revenue were partially offset by the unfavorable impact of the stronger U.S. dollar on sales denominated in currencies other than U.S. dollars (primarily the Euro). Profit of $258 million or 73 cents per share was $53 million higher than first-quarter 1999.
The increase was due primarily to improved manufacturing efficiencies, slightly lower selling, general and administrative (SG&A) costs and the higher physical volume. The negative impact of the U.S. dollar on sales was offset by the U.S. dollar's positive impact on costs.


MACHINERY AND ENGINES
---------------------
                               Sales Table
                               -----------

     (Millions of                North              Latin     Asia/
       dollars)       Total     America   EAME*    America   Pacific
                     --------  --------  -------  --------  --------
First-Quarter 2000
------------------
   Machinery          $ 2,966    $1,753   $  742      $172    $  299
   Engines  **          1,659       974      427       112       146
                     --------  --------  -------  --------  --------
                      $ 4,625   $ 2,727   $1,169    $  284    $  445
                     ========  ========  =======  ========  ========

First-Quarter 1999
------------------
   Machinery          $ 3,290    $2,139   $  718    $  202      $231
   Engines  **          1,308       770      340        85       113
                     --------  --------  -------  --------  --------
                      $ 4,598   $ 2,909   $1,058    $  287    $  344
                     ========  ========  =======  ========  ========


*  Europe, Africa & Middle East and Commonwealth of Independent States

** Does not include internal engine transfers of $349 million and $316 million in first-quarter 2000 and first-quarter 1999, respectively. Internal engine transfers are valued at prices comparable to those for unrelated parties.

     Machinery sales were $2.97 billion, a decrease of $324 million or 10 percent from first-quarter 1999. The lower sales resulted primarily from a 7 percent decrease in physical sales volume. Price realization also declined due to the continued effect of the stronger U.S. dollar on sales denominated in currencies other than U.S. dollars (primarily the Euro) and geographic mix.

     Most of the decline in sales occurred in North America. Dealers built inventory at a slower pace than a year ago and sales to end users declined due to weaker industry demand and lower share of industry sales. Sales in Latin America also fell due to the lingering effects of recessions in a number of economies, which depressed industry sales. In EAME, sales improved due to higher new machine inventories and increased sales to end users in Europe. Sales were also higher in the Asia/Pacific region as sales to end users improved in developing Asia, partially offset by dealers building inventory at a slower pace than a year ago.

     Engine sales were $1.66 billion, an increase of $351 million or 27 percent from first-quarter 1999. Sales were higher due to 23 percent higher physical sales volume. Price realization also improved primarily due to favorable geographic mix and lower sales discounts.

     Sales were up in all regions of the world, led by significant increases in the power generation segment. In North America, sales increased in both the United States and Canada primarily due to robust demand for power generation and continued strong demand for on-highway truck engines. In EAME, sales were higher in Europe and Africa & Middle East. In the Asia/Pacific region, sales increased due to higher sales in developing Asia. Worldwide sales, especially in EAME, benefited from the conversion of F.G. Wilson from an affiliated company to a consolidated subsidiary in July 1999.



                        Operating Profit Table
                        ----------------------

(Millions of dollars)       First-Quarter          First-Quarter
                                 2000                   1999
                            -------------          -------------

Machinery                      $  236                 $  283
Engines                           153                     31
                               ------                 ------
                               $  389                 $  314
                               ======                 ======

Caterpillar operations are highly integrated; therefore, the company uses a number of allocations to determine lines of business operating profit.


     Machinery operating profit decreased $47 million, or 17 percent from first-quarter 1999. Margin (sales less cost of goods sold) declined primarily due to lower price realization (geographic mix) and lower sales volume, partially offset by improved manufacturing efficiencies. SG&A and research and development (R&D) expenses were lower.

     Engine operating profit increased $122 million from first-quarter 1999 due to higher sales volume, better price realization and improved manufacturing efficiencies. These were partially offset by higher SG&A and R&D expenses.

     Interest expense was $4 million higher than a year ago.

     Other income/expense reflects a net increase in income of $25 million primarily due to a favorable change in foreign exchange gains and losses.

FINANCIAL PRODUCTS
------------------
     Revenues for first-quarter 2000 were $330 million, up $27 million or 9 percent compared with first-quarter 1999. The increase resulted primarily from continued growth in Cat Financial's portfolio.

     Before tax profit was $60 million, down $11 million or 15 percent from first-quarter 1999. The decrease resulted primarily from less favorable reserve adjustments and lower underwriting income at Caterpillar Insurance Company Ltd.

INCOME TAXES
------------
     First-quarter tax expense reflects an estimated annual tax rate of 32 percent for both 2000 and 1999.

UNCONSOLIDATED AFFILIATED COMPANIES
-----------------------------------
     The company's share of unconsolidated affiliated companies' results declined $5 million from first quarter a year ago, primarily due to weaker results at Shin Caterpillar Mitsubishi Ltd. and the conversion of F.G. Wilson from an affiliated company to a consolidated subsidiary in July 1999.

SUPPLEMENTAL INFORMATION
------------------------

Dealer Machine Sales to End Users and Deliveries to
Dealer Rental Operations
----------------------------------------------------

     Sales (including both sales to end users and deliveries to rental operations) in North America were lower compared to first-quarter 1999 due to weaker industry demand in the United States and a lower share of industry sales in the United States and Canada. These factors more than offset stronger industry demand in Canada. Sales were lower in the general construction segment, led by declines in commercial and residential building. Quarry & aggregate, industrial and waste segments declined as well. Sales were also lower in the mining segment due to reduced purchases by coal mines which more than offset improved sales to metal mines. Sales improved in the heavy construction segment even though sales to highway construction were flat. Sales to the agriculture and forestry segments were higher.

     Sales increased in EAME as a result of growing industry demand in Europe. Higher sales in France, Italy and Germany more than offset weaker sales in the United Kingdom. Sales in Africa & Middle East were down compared to a year earlier. Higher sales in Turkey were more than offset by sales declines in United Arab Emirates and Egypt. Sales in South Africa remained near year-earlier levels. For the region, sales were higher to industrial, quarry & aggregate, mining, forestry, agriculture and general construction segments. Sales to heavy construction and waste segments declined.

     Sales were significantly higher in the Asia/Pacific region due to gains in developing Asia. Sales in Australia were flat. For the region, sales increased to mining, heavy construction, general construction, industrial and forestry segments. Sales to quarry & aggregate and agriculture segments were lower.

     Sales were down significantly in Latin America. Strong gains in Mexico were more than offset by sharp declines in Peru, Brazil and Chile. For the region, sales fell in mining, heavy construction and industrial segments which more than offset increases in general construction and quarry & aggregate segments.

Dealer Inventories of New Machines
----------------------------------
     Worldwide dealer new machine inventories at the end of the first quarter were significantly lower than a year ago. Declines in North America and Latin America were partially offset by higher inventories in EAME. Inventories in Asia/Pacific were near year-earlier levels.

     Inventories compared with current selling rates were lower than year earlier in North America, EAME and Asia/Pacific and near year-earlier levels in Latin America.

Engine Sales to End Users and OEMs
----------------------------------
     Sales in North America were higher due to improved demand in both the United States and Canada in almost all segments, especially power generation where sales increased significantly from a year earlier. Sales of on-highway truck engines were up due to an improved share of industry sales and continued high levels of industry demand. Sales were also higher in the industrial and marine segments. Sales to the petroleum segment were lower.

     Sales in EAME increased due to a higher demand from power generation and industrial segments. Sales were lower to the marine and petroleum segments. Sales were higher in Europe as well as Africa & Middle East.

     In Asia/Pacific, higher sales to the power generation segment more than offset declines in the marine, petroleum and industrial segments.

     Sales in Latin America rose due to increases in the power generation, marine and petroleum segments. Sales in other segments remained near year-earlier levels.

     While petroleum sales were down worldwide, increased activity due to higher oil prices is beginning to translate into higher order rates for engines.

     Worldwide sales, especially in EAME, benefited from the conversion of F.G. Wilson from an affiliated company to a consolidated subsidiary in July 1999.

                           CONDENSED CASH FLOW
                           -------------------

     Net free cash flow (profit after tax adjusted for depreciation, changes in working capital, capital expenditures, and dividends) for Machinery and Engines was $127 million for 2000, an increase of $298 million from 1999. This increase was primarily due to a favorable change in working capital and higher profit after tax. The change in working capital reflects a favorable change in accounts payable and receivables.

For the Three Months Ended                         CONSOLIDATED
(Millions of dollars)                          Mar 31,         Mar 31,
                                                2000            1999
                                              --------        -------

Profit after tax                                 $258           $205
   Depreciation and amortization                  257            232
   Change in working capital -
      excluding cash, debt and
      dividends payable                           (80)          (620)
   Capital expenditures excluding
      equipment leased to others                 (108)          (111)
   Expenditures for equipment
      leased to others, net of disposals          (61)           (51)
   Dividends paid                                (115)          (107)
                                               ------         ------
Net Free Cash Flow                                151           (452)
                                               ------         ------

Other significant cash flow items:
   Treasury shares purchased                     (210)           (78)
   Net (increase) decrease in
      long-term finance receivables              (114)           (86)
   Net increase (decrease) in debt                121            477
   Investments and acquisitions -
      (net of cash acquired)                       (4)           (33)
   Other                                          (56)            56
                                               ------         ------

Change in cash and short-term
   Investments                                  $(112)         $(116)
                                               ======         ======


          ************************************************


For the Three Months Ended                      MACHINERY & ENGINES*
(Millions of dollars)                          Mar 31,        Mar 31,
                                                2000           1999
                                              --------        -------

Profit after tax                                 $258           $205
   Depreciation and amortization                  201            186
   Change in working capital -
      excluding cash, debt and
      dividends payable                          (113)          (344)
   Capital expenditures excluding
      equipment leased to others                 (106)          (110)
   Expenditures for equipment
      leased to others, net of disposals            2             (1)
   Dividends paid                                (115)          (107)
                                               ------         ------
Net Free Cash Flow                                127           (171)
                                               ------         ------

Other significant cash flow items:
   Treasury shares purchased                     (210)           (78)
   Net (increase) decrease in
      long-term finance receivables                 -              -
   Net increase (decrease) in debt                 19            175
   Investments and acquisitions -
      (net of cash acquired)                       (2)           (33)
   Other                                          (13)             4
                                               ------         ------

Change in cash and short-term
   Investments                                   $(79)         $(103)
                                               ======         ======

* Represents Caterpillar Inc. and its subsidiaries, except for Financial Products which is accounted for on the equity basis.


          ************************************************



For the Three Months Ended                       FINANCIAL PRODUCTS
(Millions of dollars)                          Mar 31,         Mar 31,
                                                2000            1999
                                              --------        -------

Profit after tax                                  $39            $45
   Depreciation and amortization                   56             46
   Change in working capital -
      excluding cash, debt and
      dividends payable                            64           (235)
   Capital expenditures excluding
      equipment leased to others                  (2)            (1)
   Expenditures for equipment
      leased to others, net of disposals          (63)           (50)
   Dividends paid                                 (29)           (36)
                                               ------         ------
Net Free Cash Flow                                 65           (231)
                                               ------         ------

Other significant cash flow items:
   Treasury shares purchased                        -              -
   Net (increase) decrease in
      long-term finance receivables              (114)           (86)
   Net increase (decrease) in debt                 99            298
   Investments and acquisitions -
      (net of cash acquired)                       (2)             -
   Other                                          (81)             6
                                               ------         ------

Change in cash and short-term
   Investments                                   $(33)          $(13)
                                               ======         ======

EMPLOYMENT
----------

     At the end of first-quarter 2000, Caterpillar's worldwide employment was 66,555 compared with 65,377 one year ago. Acquisitions have added 2,353 since first-quarter 1999.

OUTLOOK
-------

Summary
-------
     World economic growth in 2000 is forecast to improve primarily due to stronger growth in EAME and Latin America. Gross Domestic Product
(GDP) growth in North America is no longer forecast to slow and may even exceed last year's strong growth rate. Better world growth should lead to higher prices for most commodities although agricultural prices are expected to remain weak and oil prices are likely to remain in the $20 - $30 per barrel range.

     Company sales and revenues are forecast to increase in 2000 with higher sales expected in each region of the world except North America. In the United States, we expect industry demand for machines to decline, but company sales are expected to be about flat as machine shipments come back into line with retail demand. Engine sales in the United States are expected to remain near 1999 levels as a higher share of industry sales for heavy-duty and mid-range truck engines combined with increased commercial engine sales offsets lower industry demand for on-highway truck engines. Elsewhere, stronger economic growth and higher commodity prices should lead to higher retail demand and higher company sales for machines and engines.

     In summary, company sales and revenues are forecast to improve slightly in 2000 due to better worldwide growth, higher commodity prices and less dealer inventory reduction. Profit is expected to increase moderately.

North America
-------------
     In the United States, GDP growth is now forecast to remain very strong at 4 to 4.5 percent in 2000 despite recent interest rate increases by the Federal Reserve. However, construction equipment industry sales should decline about 10 percent from 1999 levels as higher interest rates and fewer housing starts are expected to result in lower sales in the general construction segment. The heavy construction segment should provide a partial offset since sales into the highway sector are forecast to increase as states accelerate contracts for highway construction. Machine sales into the commodity segments should begin to stabilize with the exception of agriculture where sales are forecast to decline for another year. Overall, retail industry demand for machines is expected to decline because of the drop in general construction, continued weakness in agriculture and a drop in replacement buying due to the age of the current expansion. Company machine sales are expected to be about flat as shipments come back into line with retail demand.

     Higher interest rates, higher diesel fuel prices, a shortage of drivers and an increased supply of used heavy-duty trucks are expected to impact North American industry demand for on-highway truck engines. However, a higher share of industry sales for heavy and medium-duty truck engines combined with increased demand for other engines, especially power generation, should offset the drop in industry demand. Overall, company engine sales are forecast to remain near 1999 levels.

     In Canada, good economic growth should lead to higher sales for both machines and engines.

     For the North American region as a whole, company sales of machines and engines are forecast to remain near last year's level.


EAME
----
     In Western Europe, GDP growth is expected to accelerate from
2.2 percent in 1999 to 3.1 percent in 2000 leading to stronger demand for both machines and engines. Growth is also expected to improve in Africa & Middle East. Higher commodity prices, particularly oil and natural gas, should lead to higher demand for both machines and engines. Sales in Russia and elsewhere in the Commonwealth of Independent States, however, are likely to remain depressed. For the EAME region as a whole, better growth and improved business confidence should lead to higher company sales.

Asia/Pacific
------------
     In developing Asia, economic recovery is forecast to continue with GDP growth remaining at 6 percent which should lead to better sales of both machines and engines. Good economic growth is also expected to continue in Australia resulting in sales near or slightly above 1999 levels. For the region as a whole, company sales should be higher.

Latin America
-------------
     GDP growth is forecast to improve from flat in 1999 to 3 to 4 percent in 2000 as the region recovers from last year's recession. Combined with higher commodity prices, this improved growth should result in higher machine sales, more than offsetting lower engine sales.

                         CATERPILLAR INC.
             CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
                    FOR THE THREE MONTHS ENDED
             (Millions of dollars except per share data)


                                                   CONSOLIDATED
                                               Mar 31,         Mar 31,
                                                2000            1999
                                              --------        -------
Sales and revenues:
   Sales of Machinery & Engines                 $4,625         $4,598
   Revenues of Financial Products                  294            269
                                              --------        -------
       Total sales and revenues                  4,919          4,867
                                              --------        -------

Operating costs:
   Cost of goods sold                            3,558          3,578
   Selling, general, and
      administrative expenses                      637            653
   Research and development expenses               155            155
   Interest expense of Financial Products          153            129
                                              --------        -------
       Total operating costs                     4,503          4,515
                                              --------        -------

Operating Profit                                   416            352

   Interest expense excluding
      Financial Products                            71             67
   Other income (expense)                           41             16
                                              --------        -------

Consolidated profit before taxes                   386            301

   Provision for income taxes                      123             96
                                              --------        -------
   Profit of consolidated companies                263            205

   Equity in profit of
      unconsolidated affiliates                     (5)             -
   Equity in profit of Financial
      Products subsidiaries                          -              -
                                              --------        -------

Profit                                            $258           $205
                                              ========        =======

EPS of common stock                              $0.73          $0.58
                                              ========        =======
EPS of common stock - assuming dilution          $0.73          $0.57
                                              ========        =======

Weighted average shares
   outstanding (thousands)
      Basic                                    351,576        356,291
      Assuming dilution                        354,210        360,497


          ************************************************


                         CATERPILLAR INC.
             CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
                    FOR THE THREE MONTHS ENDED
             (Millions of dollars except per share data)


                                                MACHINERY & ENGINES*
                                               Mar. 31,        Mar. 31,
                                                2000            1999
                                              --------        -------
Sales and revenues:
   Sales of Machinery & Engines                 $4,625         $4,598
   Revenues of Financial Products                    -              -
                                              --------        -------
       Total sales and revenues                  4,625          5,598
                                              --------        -------

Operating costs:
   Cost of goods sold                            3,558          3,578
   Selling, general, and
      administrative expenses                      523            551
   Research and development expenses               155            155
   Interest expense of Financial Products            -              -
                                              --------        -------
       Total operating costs                     4,236          4,284
                                              --------        -------

Operating Profit                                   389            314

   Interest expense excluding
      Financial Products                            71             67
   Other income (expense)                            8            (17)
                                              --------        -------

Consolidated profit before taxes                   326            230

   Provision for income taxes                      101             70
                                              --------        -------
   Profit of consolidated companies                225            160

   Equity in profit of
      unconsolidated affiliates                     (6)             -
   Equity in profit of Financial
      Products subsidiaries                         39             45
                                              --------        -------

Profit                                            $258           $205
                                              ========        =======

* Represents Caterpillar Inc. and its subsidiaries, except for Financial Products which is accounted for on the equity basis.
  Transactions between Machinery and Engines and Financial Products have been eliminated to arrive at the Consolidated data.


          ************************************************


                         CATERPILLAR INC.
             CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
                    FOR THE THREE MONTHS ENDED
             (Millions of dollars except per share data)


                                                FINANCIAL PRODUCTS
                                              Mar. 31,        Mar. 31,
                                                2000            1999
                                              --------        -------
Sales and revenues:
   Sales of Machinery & Engines                 $    -         $    -
   Revenues of Financial Products                  330            303
                                              --------        -------
       Total sales and revenues                    330            303
                                              --------        -------

Operating costs:
   Cost of goods sold                                -              -
   Selling, general, and
      administrative expenses                      122            109
   Research and development expenses                 -              -
   Interest expense of Financial Products          163            134
                                              --------        -------
       Total operating costs                       285            243
                                              --------        -------

Operating Profit                                    45             60

   Interest expense excluding
      Financial Products                             -              -
   Other income (expense)                           15             11
                                              --------        -------

Consolidated profit before taxes                    60             71

   Provision for income taxes                       22             26
                                              --------        -------
   Profit of consolidated companies                 38             45

   Equity in profit of
      unconsolidated affiliates                      1              -
   Equity in profit of Financial
      Products subsidiaries                          -              -
                                              --------        -------

Profit                                            $ 39           $ 45
                                              ========        =======

                          CATERPILLAR INC.
                    CONDENSED FINANCIAL POSITION
                      (Millions of dollars)

                                               Consolidated
                                    (Caterpillar Inc. and Subsidiaries)
                                    -----------------------------------

                                       Mar. 31,    Dec. 31,    Mar. 31,
                                         2000        1999       1999
                                      ---------   ---------   ---------
Assets
 Current assets:
  Cash and short-term investments         $436        $548        $244
  Receivables - trade and other          2,580       3,233       4,183
  Receivables - finance                  5,109       4,206       3,448
  Deferred income taxes                    416         405         516
  Prepaid expenses                         770         748         620
  Inventories                            2,659       2,594       2,892
                                       -------    --------    --------
 Total current assets                   11,970      11,734      11,903

 Property, plant, and
   equipment - net                       5,181       5,201       4,852
 Long-term receivables
   - trade and other                        79          95          92
 Long-term receivables
   - finance                             5,702       5,588       5,144
 Investments in unconsolidated
   affiliated companies                    553         553         835
 Deferred income taxes                     940         954         977
 Intangible assets                       1,519       1,543       1,235
 Other assets                            1,019         967         681
                                      --------    --------    --------
Total Assets                           $26,963     $26,635     $25,719
                                      ========    ========    ========

Liabilities
 Current liabilities:
  Short-term borrowings:
    -- Machinery & Engines                 $66         $51        $236
    -- Financial Products                  674         719         697
  Accounts payable                       2,192       2,003       2,123
  Accrued expenses                       1,079       1,048         990
  Accrued wages, salaries, and
    employee benefits                    1,062       1,115       1,090
  Dividends payable                          -         115           -
  Deferred and current
    income taxes payable                   124          23         147
  Long-term debt due within one year:
     -- Machinery & Engines                167         167          48
     -- Financial Products               2,798       2,937       2,439
                                      --------    --------    --------
 Total current liabilities               8,162       8,178       7,770

 Long-term debt due after one year:
     -- Machinery & Engines              3,103       3,099       2,993
     -- Financial Products               7,115       6,829       6,516
 Liability for post-employment
    benefits                             2,543       2,536       2,698
 Deferred income taxes
    and other liabilities                  544         528         429
                                      --------    --------    --------
Total Liabilities                       21,467      21,170      20,406
                                      --------    --------    --------
Stockholders' Equity
 Common stock                            1,049       1,045       1,062
 Profit employed in the business         6,875       6,617       6,328
 Accumulated other comprehensive
    income                                  52          78          50
 Treasury stock                         (2,480)     (2,275)     (2,127)
                                      --------    --------    --------
Total Stockholders' Equity               5,496       5,465       5,313
                                      --------    --------    --------
Total Liabilities and
    Stockholders' Equity               $26,963     $26,635     $25,719
                                      ========    ========    ========

Certain amounts for prior periods have been reclassified to conform with current financial statement presentation.

SAFE HARBOR STATEMENT UNDER THE SECURITIES LITIGATION
REFORM ACT OF 1995
-----------------------------------------------------

Certain statements contained in our First Quarter 2000 Financial
Release are forward looking and involve uncertainties that could significantly impact expected results. The words "believes,"
"expects," "estimates," "anticipates," "will be," "should" and similar words or expressions identify forward-looking statements made on behalf of Caterpillar. Uncertainties include factors that affect all international businesses, as well as matters specific to the Company and the markets it serves.

Current Outlook
---------------

Our current outlook calls for recovery to continue throughout Asia and Latin America. Africa/Middle East also should register improved growth in 2000. If, for any reason, these recoveries falter, sales would likely be lower than anticipated in the affected region. Renewed currency speculation, a significant decline in the stock market (in the region or in the U.S.), political disruption or much higher interest rates (in the region or in the U.S.) could result in weaker than anticipated economic growth and sales. Economic recovery could also be delayed or weakened by growing budget or current account deficits or inappropriate government policies.

In particular, our outlook assumes that the Japanese government remains committed to stimulating the economy and that the Brazilian government follows through with promised reforms. A reversal by either government could result in renewed recession. Our outlook also assumes that currency and stock markets remain relatively stable. If currency or stock markets were to decline significantly, uncertainty would increase and interest rates could move higher, both of which would probably result in slower economic growth and lower sales.

The outlook for our sales also depends on commodity prices, most of which are expected to trend slightly higher through 2000 but remain considerably below 1997 levels. Oil prices have moved up considerably since the start of last year and are expected to remain in the $20 - $30 per barrel range for the rest of the year. Gold prices moved higher last year on announcements of government plans to refrain from selling gold, and we assume gold prices average about $300 per ounce in 2000. Agricultural prices are likely to remain weak while most metals prices should be up slightly. Based on this forecast of only modest improvement in most commodity prices, equipment sales into sectors that are sensitive to commodity prices are likely to remain relatively weak for 2000.

Stronger than anticipated world growth could lead to noticeable improvement in commodity prices which could result in greater than expected sales this year. Conversely, weaker than anticipated world economic growth could lead to a drop in commodity prices and lower than expected sales. Europe plays a key role in this forecast and our current outlook is for improvement leading to annual average GDP growth of about 3%. If Europe falters, then commodity prices could be weaker.

The Russian economy appears to be improving but political and economic instability remain very high. A crisis or sudden deterioration could impact worldwide stock or currency markets, which in turn could weaken Company sales.


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Monetary and Fiscal Policies
----------------------------

For most companies operating in a global economy, monetary and fiscal policies implemented in the U.S. and abroad could have a significant impact on economic growth, and, accordingly, demand for a product. For example, if the Federal Reserve raises rates significantly, the U.S. economy could slow abruptly leading to an unanticipated decline in sales. The United States, in particular, is vulnerable to higher interest rates as it enters the tenth year of expansion - which is the longest in U.S. history. Our outlook assumes the Federal Reserve will raise interest rates another 25 to 50 basis points this year which will contribute to lower industry demand. If the Federal Reserve raises rates more that 50 basis points then industry demand will likely be even lower resulting in lower company sales.

In general, high interest rates, reductions in government spending, higher taxes, significant currency devaluations, and uncertainty over key policies are some factors likely to lead to slower economic growth and lower industry demand. The current outlook is for continued, strong U.S. growth in 2000 and not recession. If, for whatever reason, the U.S. were to enter a recession then demand for Company products would fall in the U.S. and Canada and would also be lower throughout the rest of the world.

Political Factors
-----------------

Political factors in the U.S. and abroad also have a major impact on global companies. The Company is one of the largest U.S. exporters as a percentage of sales. International trade and fiscal policies implemented in the U.S. this year could impact the Company's ability to expand its business abroad. U.S. foreign relations with certain countries and any related restrictions imposed could also have a significant impact on foreign sales. There are also a number of presidential elections scheduled to take place in 2000 which could affect economic policy, particularly in Latin America.

Currency Fluctuations
---------------------

Currency fluctuations are also a significant unknown for global companies. If the U.S. dollar strengthens against foreign currencies, the Company's ability to realize price increases on sales could be negatively impacted. Most of the Company's key competitors have their principal manufacturing operations based in Japan or European countries. The majority of our manufacturing assets are in the United States. Consequently, an overvalued dollar makes our costs relatively higher compared with these competitors. As a major net exporter from the United States, an overvalued dollar, over time, could have an unfavorable impact on our global competitive position.

Dealer Practices
----------------

A major factor contributing to the Company's success is its dealer distribution network. Dealer practices, such as changes in inventory levels for both new and rental equipment, are not within the Company's control (primarily because these practices depend upon the dealer's assessment of anticipated sales and the appropriate level of inventory) and may have a significant positive or negative impact on our results. In particular, the outlook assumes that inventory sales ratios will be somewhat lower at the end of 2000 than at the end of 1999. Key factors here are the dealers assessment of industry demand for 2001 and the likely interest rate environment at the end of 2000 and throughout 2001. If dealers reduce inventory levels more than anticipated, company sales will be adversely impacted.


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Other Factors
-------------

The rate of infrastructure spending, housing starts, commercial construction and mining also play a significant role in the Company's results. Our products are an integral component of these activities and as these activities increase or decrease in the U.S. or abroad, demand for our products may be significantly impacted. In 1999, the six-year Federal highway bill did not boost U.S. sales as much as anticipated due to delays in getting major capital projects underway. If, unexpectedly, these delays continued in the Year 2000, sales could be negatively impacted.

Another factor which can impact company sales and profit is mix. Our outlook assumes a certain geographic mix of sales (higher priced areas vs. lower priced areas) as well as a product mix of sales (machines vs. engines, small vs. large, high margin vs. low margin). Results may be impacted positively or negatively by changes in the mix.

The Company operates in a highly competitive environment and our outlook depends on a forecast of the Company's percentage of industry sales. A reduction in that percentage could result from pricing, marketing, or product strategies pursued by competitors, unanticipated product or manufacturing difficulties, a failure to price the product competitively, or an unexpected buildup in competitors' new machine or dealer owned rental fleets.

The outlook also depends on our ability to realize price increases. The environment remains very competitive and a repeat of the price discounting that occurred in 1998 and 1999 would result in lower than anticipated price realization.

This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may impact our outlook. Obvious factors such as general economic conditions throughout the world do not warrant further discussion but are noted to further emphasize the myriad of contingencies that may cause the Company's actual results to differ from those currently anticipated.



                                SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                          CATERPILLAR INC.



                                   By: /s/ R. Rennie Atterbury III
                                      ----------------------------
                                           R. Rennie Atterbury III
                                               Vice President


Date:  April 18, 2000


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